Exhibit 99.1

Strayer Education, Inc. Reports Fourth Quarter and Full Year 2014 Revenues and Earnings; Winter Term 2015 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--February 6, 2015--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months and year ended December 31, 2014. Financial highlights are as follows:

Three Months Ended December 31

  Revenues for the three months ended December 31, 2014 decreased 6% to $116.1 million compared to $124.1 million for the same period in 2013, principally due to lower enrollment and lower revenue per student.
  Income from operations was $22.6 million for the three months ended December 31, 2014 compared to a loss from operations of ($30.1) million for the same period in 2013. Loss from operations in the fourth quarter of 2013 includes $54.7 million in expense related to the Company’s restructuring. Excluding these charges, income from operations was $24.6 million for the three months ended December 31, 2013. Operating margin was 19.5% for the three months ended December 31, 2014 compared to (24.3%) as reported for the same period in 2013, or 19.8% excluding the restructuring charges.
  Net income was $12.9 million for the three months ended December 31, 2014 compared to a net loss of ($19.0) million for the same period in 2013. Net loss for the three months ended December 31, 2013 includes approximately $33.0 million in after tax charges related to the restructuring. Excluding these charges, net income was $14.0 million.
  Diluted earnings per share was $1.21 for the three months ended December 31, 2014 compared to diluted loss per share of ($1.80) for the same period in 2013. Diluted loss per share for the three months ended December 31, 2013 includes $3.12 per share in after tax charges related to the restructuring. Excluding these charges, diluted earnings per share was $1.32. Diluted weighted average shares outstanding increased 2% to 10,734,000 from 10,557,000 for the same period in 2013.

Year Ended December 31

  Revenues for the year ended December 31, 2014 decreased 11% to $446.0 million compared to $503.6 million for the same period in 2013, principally due to lower enrollment and lower revenue per student.
  Income from operations was $81.7 million for the year ended December 31, 2014 compared to $32.7 million for the same period in 2013. Income from operations in 2014 includes $4.1 million in non-cash adjustments to reduce the Company’s liability for losses on facilities no longer in use. Income from operations in 2013 includes $54.7 million in expense related to the Company’s restructuring. Excluding these items, income from operations was $77.6 million in 2014 and $87.4 million in 2013. Operating income margin was 18.3% for the year ended December 31, 2014 compared to 6.5% as reported in 2013, or 17.4% excluding the restructuring charges.
  Net income was $46.4 million for the year ended December 31, 2014 compared to $16.4 million for the same period in 2013. Net income for the year ended December 31, 2014 includes approximately $2.6 million in after-tax benefits from adjustments to the Company’s liability for losses on facilities no longer in use. Net income in 2013 includes approximately $33.0 million in after tax charges related to the Company’s restructuring. Excluding these items, net income was $43.8 million in 2014 and $49.3 million in 2013.
  Diluted earnings per share was $4.35 for the year ended December 31, 2014 compared to $1.55 for the same period in 2013. Diluted earnings per share for 2014 includes $0.23 per share in after-tax earnings related to the reduction of the Company’s liability for losses on facilities no longer in use. Diluted earnings per share for 2013 includes $3.10 per share in after tax charges related to the Company’s restructuring. Excluding these items, diluted earnings per share was $4.12 for 2014 and $4.64 for 2013. Diluted weighted average shares outstanding increased slightly to 10,650,000 from 10,624,000 for the same period in 2013.

Balance Sheet and Cash Flow

At December 31, 2014, the Company had cash and cash equivalents of $162.3 million. The Company generated $77.6 million in cash from operating activities in 2014 compared to $84.1 million during the same period in 2013. Capital expenditures in 2014 were $6.9 million compared to $8.7 million for the same period in 2013.

The Company is party to a revolving credit and term loan agreement. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $125.0 million term loan facility with a maturity date of December 31, 2016. At December 31, 2014, the Company had $118.8 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

The Company had $70.0 million of share repurchase authorization remaining at December 31, 2014. No shares were repurchased in the fourth quarter of 2014.

For the fourth quarter of 2014, bad debt expense as a percentage of revenues was 4.0% compared to 4.8% for the same period in 2013. Days sales outstanding was 15 days at the end of the fourth quarter of 2014, compared to 14 days at the end of the fourth quarter of 2013.

Student Enrollment

Total enrollments at Strayer University for the 2015 winter term decreased 1% to 40,728 students compared to 41,098 students for the winter term in 2014. Across the Strayer University campus and online system, continuing student enrollments decreased by 1%, and new student enrollments were essentially flat with the prior year.

New Program

The Company announced today that Strayer University plans to offer a new program for registered nurses to earn a Bachelor of Science in Nursing degree beginning in the Fall 2015 academic term.

2015 Annual Meeting of Stockholders

The Company announced today that its 2015 Annual Meeting of Stockholders will take place on Tuesday, May 5, 2015 at the Company’s office located at 2303 Dulles Station Blvd., Herndon, Virginia 20171. The record date for this annual meeting will be March 6, 2015.

Common Stock and Common Stock Equivalents

At December 31, 2014, the Company had 10,903,341 common shares issued and outstanding, including 324,216 shares of restricted stock. The Company also had 200,000 restricted stock units outstanding, and 100,000 unvested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2014 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students. Strayer University also offers an executive MBA online and corporate training programs through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is based in Washington, D.C. and accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104. (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, which are intended to supplement, but not be a substitute for, comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations, (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods, and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2013	2014	2013	2014

Revenues	$124,084	$116,070	$503,600	$446,041
Costs and expenses:
Instruction and educational support	102,041	61,465	310,446	236,303
Marketing	18,400	16,307	75,426	66,495
Admissions advisory	4,639	4,038	20,390	16,661
General and administration	29,099	11,636	64,637	44,835
Total costs and expenses	154,179	93,446	470,899	364,294
Income (loss) from operations	(30,095)	22,624	32,701	81,747
Investment income	1	73	2	117
Interest expense	1,396	1,304	5,419	5,248
Income (loss) before income taxes	(31,490)	21,393	27,284	76,616
Provision (benefit) for income taxes	(12,533)	8,450	10,859	30,260
Net income (loss)	$(18,957)	$12,943	$16,425	$46,356

Earnings (loss) per share:
Basic	$(1.80)	$1.22	$1.55	$4.39
Diluted	$(1.80)	$1.21	$1.55	$4.35

Weighted average shares outstanding:
Basic	10,510	10,577	10,584	10,561
Diluted	10,557	10,734	10,624	10,650

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$94,760	$162,283
Tuition receivable, net	15,842	16,942
Other current assets	16,738	17,426
Total current assets	127,340	196,651
Property and equipment, net	94,421	82,266
Deferred income taxes	17,129	16,241
Goodwill	6,800	6,800
Other assets	8,576	5,857
Total assets	$254,266	$307,815

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$38,527	$43,836
Income taxes payable	2,569	1,286
Deferred revenue	656	4,682
Other current liabilities	281	281
Current portion of term loan	3,125	6,250
Total current liabilities	45,158	56,335
Term loan, less current portion	118,750	112,500
Other long-term liabilities	51,456	46,248
Total liabilities	215,364	215,083
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 10,797,464 and 10,903,341 shares issued and outstanding at December 31, 2013 and December 31, 2014, respectively	108	109
Additional paid-in capital	7,137	14,550
Retained earnings	31,629	77,985
Accumulated other comprehensive income (loss)	28	88
Total stockholders' equity	38,902	92,732
Total liabilities and stockholders' equity	$254,266	$307,815

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the year ended December 31,
	2013	2014
Cash flows from operating activities:
Net income	$16,425	$46,356
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(281)	(280)
Amortization of deferred rent	(462)	(1,092)
Amortization of deferred financing costs	780	780
Depreciation and amortization	35,563	20,630
Deferred income taxes	(23,435)	(1,036)
Stock-based compensation	9,291	9,453
Changes in assets and liabilities:
Tuition receivable, net	4,024	685
Other current assets	2,434	(2,862)
Other assets	494	219
Accounts payable and accrued expenses	(116)	6,550
Income taxes payable and income taxes receivable	7,799	737
Deferred revenue	2,059	11,783
Other long-term liabilities	29,518	(14,373)
Net cash provided by operating activities	84,093	77,550

Cash flows from investing activities:
Purchases of property and equipment	(8,726)	(6,902)
Net cash used in investing activities	(8,726)	(6,902)

Cash flows from financing activities:
Payments on term loan	(3,125)	(3,125)
Repurchase of common stock	(24,999)	-
Net cash used in financing activities	(28,124)	(3,125)
Net increase in cash and cash equivalents	47,243	67,523
Cash and cash equivalents - beginning of period	47,517	94,760
Cash and cash equivalents - end of period	$94,760	$162,283

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$47	$412

CONTACT:
Strayer Education Inc.
Mark C. Brown
Executive Vice President and Chief Financial Officer
(703) 247-2514
or
Dan Jackson
Senior Vice President and Treasurer
(703) 713-1862
daniel.jackson@strayer.edu